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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-15667) pertaining to the Kitty Hawk, Inc. Amended and Restated Annual Incentive Compensation Plan, in the Registration Statement (Form S-8 No. 333-23597) pertaining to the Kitty Hawk, Inc. Amended and Restated Omnibus Securities Plan and in the Registration Statement (Form S-8 No. 333-28553) pertaining to the Kitty Hawk, Inc. Amended and Restated Employee Stock Purchase Plan of our report dated March 4, 1998, with respect to the consolidated financial statements of Kitty Hawk, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 1997.


                                            /s/ ERNST & YOUNG LLP

Dallas, Texas
March 27, 1998